June 30, 2016

Dear Member:

As a valued investor in Advantage Advisers Xanthus Fund, L.L.C. (the ‘Fund’) we are writing you to ask the favor of your attention regarding matters to be addressed at the Fund’s forthcoming Special Meeting of Members (the ‘Meeting’), scheduled for July 15, 2016.

Specifically, a package containing information related to the Meeting was previously sent detailing a proposal to elect six persons to serve as Managers on the Board of Managers of the Fund (the ‘Board’), The Board has unanimously recommended that members vote ‘FOR’ the proposal. We have enclosed a copy of your proxy card for convenience and ask that you utilize one of the four following methods to cast your vote:

1.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.
2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website. You will need the control number which can be found on your proxy card.
3.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.
4.	Vote by Phone. Call one of our proxy specialists toll-free at 1-800-591-8269, Monday through Friday, from 9 a.m. to 10 p.m. Eastern Time. You will need the control number which can be found on your proxy card.

Responses thus far have been overwhelmingly favorable; however, we need your help to secure the remaining votes needed. Thank you in advance for your help with this important matter. Please contact your financial advisor with any questions you might have.

Sincerely,

Advantage Advisers Xanthus Fund, L.L.C.

PS – More information regarding this Meeting and the proposal can be found in the proxy statement. The proxy statement is available at www.proxyonline.com. If you have proxy-related questions, please call 1-800-591-8269 for assistance. Representatives are available Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

     Oppenheimer Asset Management Inc. • 200 Park Avenue • 24th Floor • New York, NY 10166 • 800-620-6726